UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 29, 2015

PEABODY ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-16463	13-4004153
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

701 Market Street, St. Louis, Missouri	63101-1826
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (314) 342-3400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure

In response to the declaration of bankruptcy by Patriot Coal (Patriot), Peabody Energy (Peabody or the company) is summarizing the potential liabilities related to Patriot, which have been disclosed in materials previously filed with the Securities and Exchange Commission.

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The company remains secondarily liable for certain Patriot black lung liabilities, which are statutorily determined. These obligations are estimated to be $150 million and are paid as claims are incurred each year.

•	The company has provided $122 million of credit support to Patriot Coal at March 31, 2015. Included in this amount is $15 million in support of Patriot’s black lung obligations.

In addition, no Peabody company is signatory to a labor agreement that requires contributions to the 1974 UMWA Pension Plan (multi-employer plan); therefore, the company has no liability to the plan.

Patriot’s bankruptcy filings list the company as an unsecured creditor with approximately $4.9 million due from Patriot. This amount is related to a coal terminaling agreement that runs through early 2016. Patriot also owes the company approximately $2 million in reimbursements relating to retiree healthcare obligations paid by the company.

The company will continue to vigorously defend its rights with respect to the above mentioned items.

The company’s commitment to fund the VEBA is separate from any actions taken by Patriot. The remaining payments to the VEBA consist of $75 million in January 2016 and $70 million in January 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PEABODY ENERGY CORPORATION
May 29, 2015	By:	/s/ Bryan L. Sutter
		Name:	Bryan L. Sutter
		Title:	Vice President, General Counsel-Corporate, and Assistant Secretary

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